News Release
EXHIBIT 99.1
SM ENERGY ANNOUNCES CERTAIN SECOND QUARTER 2023 ACTIVITY:
2.6 MILLION SHARES REPURCHASED,
PRODUCTION UP, CAPITAL EXPENDITURES DOWN,
AND ENTERED AGREEMENTS TO ACQUIRE 22,800 OILY NET ACRES
DENVER, CO June 21, 2023 - SM Energy Company (the “Company”) announced today certain updates on second quarter 2023 activity.
Repurchased 2.6 million shares – The Company continued to repurchase shares under its $500 million aggregate stock repurchase program, resulting in a total of 2.6 million shares, or 2.2% of shares outstanding (as of March 31, 2023), repurchased during the second quarter. Since inception of the program in September 2022, the Company has repurchased 5.3 million shares. In combination with the Company’s $0.15 per share quarterly dividend, return of capital since inception of the program has amounted to $221 million, which is an approximate 7% yield to current market capitalization over the 9-month period. The Company currently has approximately 118 million shares outstanding and remaining authorization to repurchase up to $334 million of its common stock through 2024.
Positive operations performance – Second quarter performance to date reflects higher than expected production in South Texas, lower than expected costs as a result of deflation, and earlier than anticipated completion of additional oil handling capacity in South Texas.
•The Company expects to exceed the high end of its second quarter production guidance, driven by higher oil, natural gas and NGL volumes from both new and existing wells in its South Texas program.
•The Company expects to underspend the low end of its second quarter guidance for capital expenditures and LOE costs as a result of favorable cost deflation and lower facilities expenditures. Capital cost savings are expected to be partially applied toward an additional rig in the Midland Basin starting in October 2023, which is expected to support stronger oil production volumes in 2024.
•Buildout of South Texas oil handling capacity is on track to meet planned production volume needs for this year, which is expected to resolve the need for periodic curtailment of production when large, oil-rich pads are brought on-line.
•The Company is revising guidance for the second quarter and full year to reflect higher production and lower costs.
◦Second quarter 2023 revised guidance includes:
▪+4% increase in production (at 42% oil) from the previous mid-point;
▪($0.50) reduction in LOE per Boe from the previous mid-point;
▪(10%) reduction in capital expenditures before acquisitions from the previous mid-point.
◦Full year 2023 revised guidance includes:
▪+1 MMBoe increase in production from the previous mid-point (which includes 0.2 MMBoe production from the high-oil content acquisition discussed below);
▪An increase in the oil percentage to 43%-44%;
▪($0.50) reduction in LOE per Boe from the previous mid-point;
▪($50) million reduction in capital expenditures before acquisitions, which includes the additional rig starting in October 2023.

Midland Basin asset acquisitions – During the second quarter, the Company:
•Entered into an agreement for the acquisition of 20,000 net acres located in Dawson and northern Martin counties, Texas for $93.5 million, subject to customary purchase price adjustments and closing conditions. The acquired assets include 1,250 Boe/d net production that is approximately 90% oil, plus undeveloped acreage. Based on extensive geologic data and demonstrated economics from nearby wells, the Company expects to target the Dean and Middle Spraberry sand intervals. Upside locations are expected to breakeven at less than $50/Bbl oil prices (assuming a 10% discount rate, current capital costs and a $2.50/Mcf natural gas price.) This transaction is expected to close June 30, 2023, with an effective date of March 1, 2023.
•Acquired an additional 2,800 net acres adjacent to its previously announced first quarter acquisition of 6,300 net acres in the Midland Basin for a combined 9,100 net acres. The location and acquisition cost are not disclosed.
President and CEO Herb Vogel comments: “We set forth three, strategic objectives for 2023 and our second quarter activities deliver on all of them – increasing the return of capital to our stockholders, elevating operational execution and driving inventory growth. Our operations, geosciences, land and finance teams are collaborating to drive excellent results and value creation.”
FORWARD-LOOKING STATEMENT
This release contains forward-looking statements within the meaning of securities laws. The words "expect," “intend,” "plan," “targeting,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things: revised guidance for second quarter and full year 2023 production, oil as a percentage of total production, LOE and capital expenditures; the expected realization of certain lower costs through the remainder of 2023; the status and expected progress of South Texas oil handling infrastructure; and plans to close an acreage acquisition in Dawson and Martin counties, including the expected breakeven price associated with such acreage. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507
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